Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 18, 2012
Registration Statement No. 333-168098

*Full Pricing* Toyota $1bn TAOT 12-B

$1bn TOYOTA RETAIL AUTO TAOT 2012-B
JOINT BOOKS: CITI(str), BAML, JPM
CO-MGRS: CA, CastleOak, Loop, MS
100% POT

	NOTE	OFFER
CL	BAL(mm)	AMT(mm)	M/S	WAL	L.FINAL	BENCH	SPD	YLD	CPN	$PX

A1	260.00	0.00	P-1/A-1+	0.29	13-Oct		***NOT OFFERED***
A2	310.00	279.00	Aaa/AAA	1.00	15-Feb	EDSF	1	0.370	0.36	99.99027
A3	323.00	290.70	Aaa/AAA	2.10	16-Jul	ISWP	7	0.465	0.46	99.99049
A4	82.00	72.80	Aaa/AAA	3.25	18-Jan	ISWP	11	0.613	0.61	99.99286
B	25.00	0.00	Aa3/AA	3.47	18-Oct		***NOT OFFERED***

PRICING SPEED:			1.30% ABS @ 5% CLEAN-UP CALL
PRICING:			September 18
EXPECTED SETTLE:			September 26
REGISTRATION:			PUBLIC ON OFFERED CLASSES
ERISA ELIGIBLE:			YES
MIN DENOMS:			1K X 1K
BLOOMBERG TICKER:			TAOT 2012-B

Toyota Auto Finance Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Toyota Auto Finance Receivables LLC has filed with the SEC for more complete information about Toyota Auto Finance Receivables LLC, Toyota Auto Receivables 2012-B Owner Trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Toyota Auto Finance Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.